Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Scientific Games Corporation Inducement Equity Award Agreement of our report dated February 28, 2014, with respect to the statement of financial position of Lotterie Nazionali S.r.l. as of December 31, 2013, and the related statements of comprehensive income, changes in equity, and cash flows for the year ended December 31, 2013, included in the Annual Report (Form 10-K) of Scientific Games Corporation for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Reconta Ernst & Young S.p.A.

Rome, Italy
August 6, 2014